Exhibit 99.2

Investor Contact Olga Guyette, Director-Investor Relations (781) 356-9763 olga.guyette@haemonetics.com	Media Contact Josh Gitelson, Director-Global Communications (781) 356-9776 josh.gitelson@haemonetics.com
Haemonetics Announces CFO William P. Burke’s Retirement for June 2022

BOSTON, MA, November 9, 2021 – Haemonetics Corporation (NYSE: HAE), a global medical technology company focused on delivering innovative medical solutions to drive better patient outcomes, today announced that William P. Burke, Executive Vice President, Chief Financial Officer, has decided to retire from the Company. Mr. Burke will continue to serve as CFO while the Company conducts a search for his successor, and he will work closely with Haemonetics’ next CFO through June 30, 2022 to ensure a seamless transition.

Mr. Burke joined Haemonetics as Chief Financial Officer in August 2016 after spending more than 20 years in finance and business leadership roles at leading healthcare companies, including Medtronic plc, Covidien plc and Tyco Healthcare.

“Bill was my first hire at Haemonetics and has been the co-architect of our turnaround,” said Chris Simon, Haemonetics’ CEO. “He has directed strategic financial initiatives enabling us to best leverage our resources for investments in the people, products and processes that are fueling our long-term growth. I am grateful Bill will lend his experience and expertise to the selection of our next CFO, and a successful transition. I offer my sincere appreciation to Bill for his many contributions to our Company.”

According to Mr. Burke, “I am very proud to have worked with the dedicated management team at Haemonetics and, in particular, the Company’s world-class finance organization that will continue to successfully support the ongoing initiatives of Haemonetics. I have confidence in the strategy and the future success of the Company.”

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ABOUT HAEMONETICS
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative medical products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.